Exhibit 10.1

RESCISSION AGREEMENT

THIS AGREEMENT is made effective as of the 23rd day of September, 2013.

AMONG:

ID PERFUMES, INC., a Nevada corporation, whose address is 1250 East Hallandale Beach Blvd., Suite 402, Hallandale, Florida 33009.

("ID")

AND:

GIGANTIC PARFUMS, LLC, a Florida corporation, whose address is 1250 East Hallandale Beach Blvd., Suite 402, Hallandale, Florida 33009

("GIGANTIC")

AND:

THE MEMBERS OF GIGANTIC PARFUMS, LLC

WHEREAS:

A.	The parties entered into a Membership Interest and Share Exchange Agreement dated July 11, 2013 (the" Share Exchange Agreement"); and

B.	The Agreement was subject to certain conditions following closing including delivery by Gigantic of audited financial statements; and

C.	Gigantic has not been able to provide ID Perfumes with required audited financial statements; and
A
D.	The parties acknowledge that a complete rescission of the Share Exchange Agreement is in their respective best interests, and

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties covenant and agree as follows:

1. The Rescission shall be effective upon execution of this Rescission Agreement and the terms and conditions as set forth between the parties in the Share Exchange Agreement shall be deemed fully rescinded; and the respective benefits, liabilities or obligations imposed under the Share Exchange Agreement shall be cancelled and made void. To the extent possible in every respect, each party shall be in the same position it was immediately prior to the consummation of Share Exchange Agreement. Notwithstanding the foregoing, any loans or transfers made by Gigantic to ID Perfumes, from the date of execution of the Share Exchange Agreement until the execution of this Rescission Agreement, shall remain an outstanding obligation of ID Perfumes.

2. The business operations and all of the tangible and intangible assets of Gigantic shall revert to Gigantic free of any debts or obligations incurred by ID Perfumes on behalf of Gigantic. Neither Gigantic nor ID Perfumes shall not have any present interest in any of the stock, business operations, or tangible or intangible assets of the other.

3. Upon execution of this Agreement, all ID Perfumes shares issued or issueable to the members of Gigantic shall be cancelled. The members of Gigantic shall have no claim to any equity ownership of any kind or nature in ID Perfumes arising solely from the execution of the Share Exchange Agreement. For purpose of clarification, the parties acknowledge and agree that any shares of common stock or common stock options issued to either Gigantic or its members prior to the execution of the Share Exchange Agreement shall remain issued and outstanding or authorized, and all contractual obligations shall remain binding on the parties. Further the execution of this Rescission Agreement shall not otherwise alter or cancel the rights or responsibilities that existed prior to the execution of the Rescission Agreement including but not limited to any debt obligations due Gigantic from ID Perfumes.

4. Upon execution of this Agreement, ID Perfumes shall deliver all Gigantic Membership Interests previously transferred or transferable to the Members of Gigantic. ID Perfumes shall have no claim to any equity ownership of any kind or nature in Gigantic

5. Upon execution of this Rescission Agreement, the parties shall release and discharge the other from any and all type of liability, of any kind or nature, known or unknown, whether presently existing or hereafter coming into being arising between the date of execution of the Share Exchange Agreement and the date of the Rescission Agreement. All other obligations shall remain binding and in full force and effect.

6. This Agreement shall be governed by the laws of the state of Florida with jurisdiction for any dispute in Broward County, Florida. In the event of any litigation, the prevailing party shall be entitled to recover all costs including attorneys fees.

7. The Parties will execute and deliver all such other and further instruments and documents as may be necessary or desirable to carry out the purposes of this Rescission Agreement.

8. If any provisions of this Rescission Agreement are held invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Rescission Agreement which are intended to be, and shall be deemed, severable.

9. No party shall assign this Rescission Agreement to any extent without the written consent of the other parties hereto. Subject to the foregoing, this Rescission Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

10. The foregoing represents the entire understanding between the parties and supersedes any prior agreement, whether oral or written and represents the final and sole agreement of the parties with respect to the matters set forth herein.

[Signatures on the following page.]

IN WITNESS WHEREOF the parties hereto have executed this Agreement as or the day and year first above written.

ID PERFUMES, INC.

Per:	/s/ Ilia Lekach
Authorized Signatory
Name: Ilia Lekach
Title: CEO

GIGANTIC PARFUMS LLC

Per:	/s/ Rudford Hamon
Authorized Signatory
Name: Rudford Hamon Title: EVP/C00

EXCHANGING MEMBERS:

Isaac Lekach

Paul Farago

Robin Schwanz